Exhibit 99.1

VERITAS DGC INC.  ANNOUNCES
THIRD FISCAL QUARTER RESULTS

Houston, June 20, 2005 – Veritas (NYSE & TSX: VTS) today announced financial results for its third fiscal quarter ended April 30, 2005. Revenue, net income and earnings per share for the third fiscal quarter ended April 30, 2005 with the comparative amounts for the corresponding periods of the prior fiscal year, were as follows:

	Three Months Ended April 30,		Nine Months Ended April 30,
	2005	Restated 2004(1)	2005	Restated 2004(1)
	(millions, except per share amounts)
Revenues	$175.5	$180.7	$497.3	$428.2
Net income (loss)	18.4	10.1	36.8	(3.3)
Earnings (loss) per common share – diluted	0.52	0.29	1.05	(0.10)

(1) Results for the prior year quarter and nine month period include a pretax charge totaling $6.4 million related to the retirement of $154 million of bank debt. In addition, the results for the prior year nine month period include a non-cash charge in the first quarter of $22.1 million related to our change in accounting for multi-client library amortization.

Veritas Chairman and CEO Thierry Pilenko commented, “Sustained strong demand combined with relativity low reserve replacement continues to support increased geophysical activity and pricing worldwide. This is particularly evident in contract marine acquisition, which drove our solid performance for the third fiscal quarter.  We currently expect our pre-tax financial results for the fourth fiscal quarter of this fiscal year to be similar to last year’s fourth fiscal quarter, primarily as a result of usual seasonal slow downs.  Looking ahead to fiscal 2006, we believe that the market conditions will remain buoyant and are feeling good as we enter our planning process for our next fiscal year.”

Mr. Pilenko went on to say, “I am very pleased that our financial restatements are now complete and as of June 17, all of our annual and quarterly filings are up to date.  I believe we are emerging from these problems a better company, with stronger financial controls and the same commitment to excellence in the financial area as we have in our operations.”

Revenue for the third fiscal quarter was $175.5 million, a decrease of 3% from the third quarter of fiscal 2004. Revenue for the third quarter and nine months ended April 30 was comprised of the following:

	Three Months Ended April 30,		Nine Months Ended April 30,
	2005	Restated 2004	2005	Restated 2004
	(millions)
Multi-client:
Land	$10.3	$24.3	$36.3	$53.3
Marine	37.3	58.1	144.1	150.5
Subtotal	47.6	82.4	180.4	203.8
Contract:
Land	57.0	60.5	134.0	126.6
Marine	70.9	37.8	182.9	97.8
Subtotal	127.9	98.3	316.9	224.4
Total Revenues	$175.5	$180.7	$497.3	$428.2

Multi-client

Multi-client revenue in the third quarter of fiscal 2005 decreased 42% compared to the prior year’s third quarter. This decrease came from reduced sales of licenses to completed surveys and reduced work on pre-funded surveys resulting from a higher than normal shift of assets to contract work.

Contract

Contract revenue in the third quarter of fiscal 2005 increased 30% from the prior year’s third quarter.  Much of the increase was due to increased marine acquisition work in the Gulf of Mexico and Asia Pacific.  In the Gulf of Mexico, the use of additional vessels on short-term charters to perform a wide-azimuth survey contributed significantly to the revenue growth.

Operating Income

Operating income as a percentage of revenue in the third quarter of fiscal 2005 was 17%, compared to 12% in the previous year’s third quarter.  The mix of our multi-client revenue in this year’s third quarter was favorable and resulted in improved margins as a percentage of revenue compared to our prior comparable period results.  Additionally, contract acquisition pricing has improved during recent quarters and has been further enhanced by favorable contract terms, such as reduced weather risk.

Interest Expense

Interest expense in the third quarter of fiscal 2005 was $7.7 million lower than in the third quarter of the previous year.  Interest expense in the prior period included $6.4 million of charges related to a debt refinancing, including the retirement of $154 million of bank debt, the expensing of debt issuance costs, cancellation of interest rate swaps and prepayment penalties.  The bank debt was replaced by Convertible Senior Notes with an interest rate of LIBOR less 0.75%, a rate significantly lower than that of the retired debt.

Income Taxes

The Company’s effective tax rate for the quarter was 40%, slightly higher than the 35% U.S. statutory rate. A substantial portion of this difference in tax rate is due to the Company’s recording of valuation allowances on most of its deferred tax assets, a result of losses the Company incurred in prior years.  The Company’s effective tax rate for the first nine months of this fiscal year was 45%, a reduction from the effective tax rate of 50% for the first six months of this year. This reduction is principally the result of a change in mix of our multi-client revenues.

Backlog

At April 30, 2005, the Company’s combined backlog was $234 million compared to $300 million at the end of the second quarter with contract backlog down $76 million and multi-client backlog up $10 million.  The decline in contract backlog is due to the completion of seasonal land acquisition work in Alaska and Canada and the completion of several marine acquisition contracts in Asia Pacific and the Gulf of Mexico.

Other

The Company had a cash balance of $238 million at April 30, 2005, an increase of $122 million from the July 31, 2004 balance of $116 million. Total debt remained unchanged from the beginning of the year at $155 million.

Conference Call

The Company’s conference call will be Tuesday, June 21, 2005, at 8:00 a.m. central.  Following a brief presentation, participants will have the opportunity to ask questions.  The dial in number to participate is 800-374-1498 or 706-643-0395.

There will also be a real-time audio webcast of the conference call at www.veritasdgc.com.  Windows Media player software is required and is available, free of charge, for download through our website.  Individuals accessing the audio webcast will be “listen only” and will be unable to take part in the Q&A session.

The audio replay will be available at the conclusion of the call until the close of business Tuesday, July 5, 2005.  Interested persons can phone 800-642-1687 or 706-645-9291, passcode 4028520, or access the webcast replay at www.veritasdgc.com.

The Company cautions that statements in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These include statements as to expectations, beliefs and future financial performance, such as statements regarding our business prospects.  All of these are based on current information and expectations that are subject to a number of risks, uncertainties and assumptions.  These risks and uncertainties are more fully described in our reports filed with the Securities and Exchange Commission.  Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material respect from those currently anticipated.

Veritas DGC Inc., headquartered in Houston, Texas, is a leading provider of integrated geophysical services and reservoir technologies to the petroleum industry worldwide.

For additional information, please contact:

Mindy Ingle, Investor Relations	(832) 351-8821
Stephen J. Ludlow, Vice Chairman
Mark E. Baldwin, Executive Vice President, Chief Financial Officer and Treasurer

Veritas DGC Inc. and Subsidiaries

Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended April 30,		Nine Months Ended April 30,
	2005	Restated 2004	2005	Restated 2004
Revenues	$175,510	$180,714	$497,319	$428,177
Cost of services	132,957	147,911	393,898	376,625
Research and development	4,676	4,118	13,790	11,258
General and administrative	8,632	7,240	23,597	19,823
Operating income	29,245	21,445	66,034	20,471
Interest expense	1,140	8,874	2,803	17,350
Other income, net	(2,454)	(562)	(4,043)	(1,067)
Income before provision for income taxes	30,559	13,133	67,274	4,188
Provision for income taxes	12,152	3,069	30,521	7,515
Net income (loss)	$18,407	$10,064	$36,753	$(3,327)

Net income (loss) per share:
Basic
Net income (loss) per common share	$.54	$.30	$1.09	$(.10)
Weighted average common shares	33,792	33,455	33,775	33,598

Diluted
Net income (loss) per common share	$.52	$.29	$1.05	$(.10)
Weighted average common shares	35,131	34,601	34,970	33,598

Supplemental Data:
Cash Flow Data:
Depreciation and non-multi-client amortization, net	$10,969	$11,812	$33,164	$31,871
Multi-client amortization	19,156	58,391	103,559	163,837
Multi-client expenditures, net cash	18,662	27,029	77,558	97,366
Capital expenditures	26,381	7,095	43,533	20,652

Balance Sheet Data:
Cash	$238,453	$86,518	$238,453	$86,518
Debt	155,000	181,987	155,000	181,987
Multi-client data library	293,228	325,521	293,228	325,521
Total shareholders equity	535,483	475,610	535,483	475,610